EXHIBIT 2.1


                          AGREEMENT AND PLAN OF EXCHANGE


        THIS AGREEMENT AND PLAN OF EXCHANGE (this "Agreement"), dated as of December 20, 1996, is by and between Connecticut Natural Gas Corporation, a Connecticut corporation ("CNG"), the company whose shares will be acquired pursuant to this Agreement and Exchange, and CTG Resources, Inc., a Connecticut corporation ("CTG"), the acquiring company. CNG and CTG are sometimes hereinafter referred to, collectively, as the "Companies."

                                    Recitals:

        A. The authorized capital stock of CNG consists of (a) 20,000,000 shares of common stock, par value $3.125 per share ("CNG Common Stock"), of which 10,634,329 shares are issued and outstanding; (b) 913,832 shares of preferred stock, par value $3.125 per share ("CNG $3.125 Preferred Stock"), of which 138,360 shares are issued and outstanding, and (c) 9,999,631 shares of preferred stock, par value $100 per share ("CNG $100 Preferred Stock"), of which 4,667 shares are issued and outstanding;

        B. CTG is a wholly-owned subsidiary of CNG with authorized capital stock consisting of 20,000 shares of common stock, without par value ("CTG Common Stock"), of which 100 shares are issued and outstanding and owned of record by CNG;

        C. The Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and their shareholders that CTG acquire each share of issued and outstanding CNG Common Stock and that each such share of CNG Common Stock be exchanged for one CTG Common Stock, with the result that CTG becomes the owner of all outstanding CNG Common Stock and that each holder of CNG Common Stock becomes the owner of an equal number of shares of CTG Common Stock (the "Exchange");and

        D. The Boards of Directors of CNG and of CTG have recommended thattheir respective shareholders approve the Exchange pursuant to the applicable provisions of the Connecticut Business Corporation Act ("CBCA").

        NOW, THEREFORE, in consideration of the premises, and of the agreements and conditions hereinafter contained, the Companies agree that, at the Effective Time (as hereinafter defined), each share of CNG Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of CTG Common Stock, and that the terms and conditions of the Exchange and the method of carrying the same into effect are as follows:


                                    ARTICLE I
                        FILING OF ARTICLES; EFFECTIVE TIME

        Subject to the satisfaction of the conditions set forth in Article III and to the provisions of Article IV, and in no event prior to January 1, 1997, the Companies agree to file with the Secretary of the State of the State of Connecticut (the "Secretary of the State") Articles of Share
   Exchange ("Articles") with respect to the Exchange and the Exchange shall



   take effect upon such filing or at such later time as may be stated in the Articles (the time at which the Exchange takes effect being referred to herein as the "Effective Time").


                                    ARTICLE II
                                EXCHANGE OF SHARES

        At the Effective Time:

             (1) each share of CNG Common Stock issued and outstanding immediately prior to the Effective Time shall be acquired by CTG and shall be exchanged for one share of CTG Common Stock, which shall thereupon be fully paid and non-assessable;

             (2) CTG shall become the owner and holder of each issued and outstanding share of CNG Common Stock so exchanged;

             (3) each share of CTG Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of CTG Common Stock; and

             (4) the former owners of CNG Common Stock shall be entitled only to receive shares of CTG Common Stock as provided herein.

        Shares of CNG $3.125 Preferred Stock and CNG $100 Preferred Stock shall not be exchanged or otherwise affected in connection with the Exchange and, to the extent issued and outstanding immediately prior to the Effective Time, shall continue to be issued and outstanding following the Exchange.


                                   ARTICLE III
                               CONDITIONS PRECEDENT

        The consummation of the Exchange is subject to the following conditions precedent:

        (1) the approval by the shareholders of the Companies, to the extent required by the CBCA, of this Agreement and the Exchange;

        (2) the approval for listing, upon official notice of issuance, by the New York Stock Exchange, of the CTG Common Stock to be issued in accordance with the Exchange;

        (3) the receipt of such orders, authorizations, approvals or waivers from regulatory bodies, boards or agencies as are required in connection with the Exchange;

        (4) the receipt by CNG of a tax opinion acceptable to CNG's Board of Directors as to the federal income tax consequences of the Exchange; and



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        (5)  amendment of the Certificate of Incorporation of CTG to authorize the issuance of up to 20,000,000 shares of CTG Common Stock and 2,000,000 shares of preferred stock.


                                    ARTICLE IV
                AMENDMENTS, MODIFICATIONS, WAIVERS AND TERMINATION

        This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of CNG and CTG; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected after approval of the Agreement and the Exchange by the shareholders of CNG, if it would, in the judgment of the Board of Directors of CNG, materially and adversely affect the shareholders of CNG.

        This Agreement may be terminated and the Exchange and related transactions abandoned at any time prior to the time the Articles are filed with the Secretary of the State if the Board of Directors of CNG determines, in its sole discretion, that consummation of the Exchange would be inadvisable or not in the best interests of CNG or its shareholders.


                                    ARTICLE V
                  SHAREHOLDER APPROVAL; EXCHANGE OF CERTIFICATES

        This Agreement will be submitted to the shareholders of CNG entitled to vote with respect to the Exchange and to the shareholder of CTG for approval as provided by the CBCA.

        Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of CNG Comon Stock may, but shall not be required to, surrender the same to CTG for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of CTG Common Stock as the shares of CNG Common Stock previously represented by the certificate or certificates surrendered.
   Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represented CNG Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of CTG Common Stock as though such surrender or transfer and exchange had taken place. The holders of CNG Common Stock at the Effective Time shall have no right to have their shares of CNG Common Stock transferred on the stock transfer books of CNG, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

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        IN WITNESS WHEREOF, each of CNG and CTG, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed by a duly authorized Officer and its corporate seal to be affixed hereto and attested by its Secretary as of the date first above written.


                                 CONNECTICUT NATURAL GAS CORPORATION


                                 By:  /s/ Reginald L. Babcock
                                      -------------------------------------
                                      Name:  Reginald L. Babcock
                                      Title: Vice President, General Counsel
                                            and Secretary
   ATTEST:


   /s/ Lynn C. Blackwell
   ---------------------------
   Assistant Secretary

   (SEAL)


                                 CTG RESOURCES, INC.


                                 By:  /s/ James P. Bolduc
                                      -------------------------------------
                                      Name:  James P. Bolduc
                                      Title: Executive Vice President and
                                            Chief Financial Officer
   ATTEST:


   /s/ Reginald L. Babcock
   ---------------------------
   Secretary

   (SEAL)
















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